Exhibit 4.12
PROMISSORY NOTE

Borrowers:	Lender:

Onstream Media Corporation	Thermo Credit LLC
1291 SW 29 Avenue	639 Loyola Avenue
Pompano Beach, FL 33069	Suite 2565
______________________________	New Orleans, LA 70113

Principal Amount:	Maturity Date of Note:	Date of Note:
U.S. $1,000,000.00	December 28, 2009	December 28, 2007

PROMISE TO PAY.  For value received, the undersigned makers (hereinafter referred to as “Borrower,” which term means individually, collectively, and interchangeably any, each and/or all of them), promises to pay to the order of THERMO CREDIT LLC (“Lender”), or its registered assigns, in lawful money of the United States of America the sum of One million and No/100 ($1,000,000.00) Dollars, or such other or lesser amounts as may be reflected from time to time on the books and records of Lender as evidencing the aggregate unpaid principal balance of loan advances made to Borrower.

LOAN AGREEMENT.  This Note is made and executed pursuant to, and is subject to, that certain Commercial Business Loan Agreement among the Borrower and Lender, dated as of December 28, 2007 (as amended from time to time, the “Loan Agreement”).  All capitalized terms used in this Note (and not otherwise defined herein) shall have the meanings defined in the Loan Agreement.

INTEREST RATE.  Interest shall accrue on the outstanding principal amount at the rate per annum of Wall Street Journal Prime Rate plus eight (8.0%) per cent per annum established in accordance with the Loan Agreement described above between Thermo and Borrower.  The term "WALL Street Journal Prime Rate" is and shall mean the variable rate of interest, on a per annum basis, which is announced and/or published in the Money Rates Section of The Wall Street Journal from time to time with the rate of interest to change when and as said prime lending rate changes.  All interest shall be computed on the basis of the actual number of days elapsed over a year composed of 360 days.  Interest shall accrue from date of advance.

ADVANCES.  This Note is a revolving commercial line of credit “master note.”  Advances under this Note may be requested only as provided in the Loan Agreement.  Borrower agrees to be liable for all sums either advanced in accordance with the instructions of an authorized person or credited to any deposit account of Borrower. The unpaid principal balance owing on this Note at any time may be evidenced by endorsements on this Note or by Lender’s internal records, including daily computer print-outs.  Lender will have no obligation to advance funds under this Note if: (a) a Default has occurred and is continuing; (b) Borrower ceases doing business or is insolvent; or (c) Borrower has applied funds provided pursuant to this Note for purposes other than those permitted by the Loan Agreement.

PAYMENT SCHEDULE.  Interest on this Note shall be payable monthly in arrears on the last day of each month, beginning January 31, 2008 and continuing on the last day of each month until the maturity date. The balance of all outstanding principal and accrued but unpaid interest shall be due and payable on December 28, 2009.

EARLY TERMINATION.  Borrower may terminate this Note at any time.  If Borrower terminates this Note, or if Lender accelerates payment of this Note, Borrower understands that, unless otherwise required by law, any prepaid fees or charges will not be subject to rebate and will be earned by Lender at the time this Note is signed.

EARLY TERMINATION FEE. In the event of early termination of the Note, Thermo shall receive an Early Termination Fee of Two percent (2.0%) of the highest aggregate Loan Commitment Amount.

LATE CHARGE. The Borrower agrees to pay Lender, on demand, a late charge equal to 5% of any installment that is not paid within 10 days after it is due and 5% of the interest portion of the payment due upon the final maturity date of this Note if that payment is not paid within 10 days after it is due.  This late charge will never be less than $50.00.  This provision shall not be deemed to excuse a late payment or be deemed a waiver of any other right Lender may have, including, without limitation, the right to declare the entire unpaid principal and interest immediately due and payable.

ADDITIONAL INTEREST.  If Borrower defaults under this Note or the Loan Agreement, Lender shall have the right to prospectively increase the interest rate under this Note by 3% per annum during the continuance of such default.

LENDER’S RIGHTS UPON DEFAULT.  Upon the occurrence of and during the continuation of any Event of Default, Lender shall have all of the rights and remedies provided in the Loan Agreement.

DEPOSIT ACCOUNTS.  As collateral security for repayment of this Note and all renewals and extensions, as well as to secure any and all other loans, notes, indebtedness and obligations that Borrower may now and in the future owe to Lender or incur in Lender’s favor, whether direct or indirect, absolute or contingent, due or to become due, of any nature and kind whatsoever, Borrower is granting Lender a continuing security interest in any and all funds that Borrower may now and in the future have on deposit with Lender, or in certificates of deposit or other deposit accounts with the Lender as to which Borrower is an account holder.  Borrower further agrees that upon the occurrence and during the continuance of any Event of Default, the Lender shall have the right to set off any such funds of the Borrower in the possession of the Lender against any amounts then due by the Borrower to the Lender pursuant to this Note.

COLLATERAL.  This Note is secured by the Collateral (as defined in the Loan Agreement).

ATTORNEYS’ FEES.  If Lender refers this Note to an attorney for collection, or files suit against Borrower to collect this Note, or if Borrower files for bankruptcy or other relief from creditors, Borrower agrees to pay Lender’s reasonable attorneys’ fees.

NSF CHECK CHARGES.  In the event that Borrower makes any payment under this Note by check and Borrower’s check is returned to Lender unpaid due to nonsufficient funds in Borrower’s deposit account, Borrower agrees to pay Lender an additional NSF check charge in the amount of $30.

GOVERNING LAW.  Borrower agrees that this Note and the loan evidenced hereby shall be governed under the laws of the State of Louisiana.  Specifically, this business or commercial Note is subject to La. R.S. 9:3509, et seq.

WAIVERS.  Borrower hereby waives presentment for payment, protest, notice of protest and notice of nonpayment, and all pleas of division and discussion, and severally agree that their obligations and liabilities to Lender hereunder shall be on a “solidary” or “joint and several” basis.  Borrower agrees that discharge or release of any party who is or may be liable to Lender for the indebtedness represented hereby, or the release of any collateral directly or indirectly securing repayment hereof, shall not have the effect of releasing an other party or parties, who shall remain liable to Lender, or of releasing any other collateral that is not expressly released by Lender.  Borrower additionally agrees that Lender’s acceptance of payment other than in accordance with the terms of this Note, or Lender’s subsequent agreement to extend or modify such repayment terms, or Lender’s failure or delay in exercising any rights or remedies granted to Lender, shall likewise not have the effect of releasing Borrower from Borrower’s respective obligations to Lender, or of releasing any collateral that directly or indirectly secures repayment hereof. In addition, any failure or delay on the part of Lender to exercise any of the rights and remedies granted to Lender shall not have the effect of waiving any of Lender’s rights and remedies.  Any partial exercise of any rights and/or remedies granted to Lender shall furthermore not be construed as a waiver of any other rights and remedies; it being Borrower’s intent and agreement that Lender’s rights and remedies shall be cumulative in nature.  Borrower further agrees that, should any event of default occur or exist under this Note, any waiver or forbearance on the part of Lender to pursue the rights and remedies available to Lender, shall be binding upon Lender only to the extent that Lender specifically agrees to any such waiver or forbearance in writing.  A waiver or forbearance on the part of Lender as to one event of default shall not be construed as a waiver or forbearance as to any other default.  Borrower and each guarantor of this Note further agree that any late charges provided for under this Note will not be charges for deferral of time for payment and will not and are not intended to compensate Lender for a grace or cure period, and no such deferral, grace or cure period has been or will be granted to Borrower in return for the imposition of any late charge.  Borrower recognizes that Borrower’s failure to make timely payment of amounts due under this Note will result in damages to Lender, including but not limited to Lender’s loss of the use of amounts due, and Borrower agrees that any late charges imposed by Lender hereunder will represent reasonable compensation to Lender for such damages.  Failure to pay in full any installment or payment timely when due under this Note, whether or not a late charge is assessed, will remain and shall constitute an Event of Default hereunder.

SUCCESSORS AND ASSIGNS LIABLE.  Borrower’s obligations and agreements under this Note shall be binding upon Borrower’s successors, heirs, legatees, devisees, administrators, executors and assigns.  The rights and remedies granted to Lender under this Note shall inure to the benefit of Lender’s successors and assigns, as well as to any subsequent holder or holders of this Note.

CAPTION HEADINGS.  Caption headings of the sections of this Note are for convenience purposes only and are not to be used to interpret or to define their provisions.  In this Note, whenever the context so requires, the singular includes the plural and the plural also includes the singular.

SEVERABILITY.  If any provision of this Note is held to be invalid, illegal or unenforceable by any court, that provision shall be deleted from this Note and the balance of this Note shall be interpreted as if the deleted provision never existed.

PRIOR TO SIGNING THIS NOTE, BORROWER READ AND UNDERSTOOD ALL THE PROVISIONS OF THIS NOTE.  BORROWER AGREES TO THE TERMS OF THE NOTE AND ACKNOWLEDGES RECEIPT OF A COMPLETED COPY OF THE NOTE.

BORROWER:

Onstream Media Corporation

By:	/s/ Randy S. Selman / CEO